Exhibit 99.1
**Press Release**

2111 N. Franklin Dr.
Washington, PA 15301
www.communitybank.tv

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

CB FINANCIAL SERVICES, INC. ANNOUNCES APPOINTMENT
OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

John H. Montgomery to Become President and Chief Executive Officer

Barron P. McCune, Jr. to Become Executive Consultant to Assist in Leadership Transition

Washington, Pennsylvania; August 14, 2020 – CB Financial Services, Inc. (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned subsidiary of the Bank, today announced that John H. Montgomery has been appointed to serve as President and Chief Executive Officer of the Company and the Bank effective August 31, 2020, succeeding Barron P. McCune, Jr. who has been serving in an interim capacity since early January. Mr. Montgomery will also serve as a Director of the Company and the Bank.

Concurrent with the effectiveness of Mr. Montgomery’s appointment as President and Chief Executive Officer, Mr. McCune will become an Executive Consultant to the Company and the Bank through March 31, 2021 to assist in the leadership transition. Mr. McCune will also become a Director Emeritus of the Bank and will continue to serve as a Director Emeritus of the Company.

Mr. Montgomery is an accomplished bank executive with over 30 years of experience, demonstrating excellence in a variety of challenging roles. After graduation from Juniata College in Huntingdon, Pennsylvania, Mr. Montgomery was training to become a naval aviator in Pensacola, Florida. When his eyesight disqualified him from flight, he then attended Drexel University in Philadelphia, Pennsylvania, where he received his MBA and turned his attention to banking. He started his banking career in Philadelphia and has a wide range of experience with both large and small institutions. Most recently, in 2005, Mr. Montgomery joined Susquehanna Bank and held a variety of executive positions for the next nine years, including President of Susquehanna’s Pennsylvania Division and Senior Credit Risk Officer. In 2014 Mr. Montgomery was recruited by First Bank, a privately held $6 Billion bank located in St. Louis, Missouri.

At First Bank, Mr. Montgomery has acted as Chief Credit Officer and greatly improved the Bank’s credit posture following the Great Recession. He served on the Bank’s Board of Directors and Executive Committee.
Mr. Montgomery was born and raised in the suburbs of Philadelphia and lived for over 20 years in Lancaster, Pennsylvania prior to relocating to Missouri. He and his wife, Cory, are excited at the chance to return to Pennsylvania, where their family resides, and two of their three children are attending Juniata College.

While Mr. Montgomery has enjoyed his time working for First Bank and has great respect for the ownership and leadership team of First Bank, the prospect of assuming the President / CEO role of a strong community bank located in Pennsylvania was overwhelmingly appealing.

Mr. Montgomery, in response to his appointment, said “I am honored to be selected as Community Bank’s next President and CEO. Community Bank is uniquely positioned for continued success. The Bank’s strength, legacy and brand make Community Bank an integral part of the communities we serve. I look forward to continuing that legacy, deepening those ties and growing the bank.”

Mark Fox, Chair of the Board of Directors of CB Financial and Community Bank, remarked “The Board of Directors of Community Bank is very pleased to welcome John Montgomery to the Bank as President and CEO. Mr. Montgomery brings a broad and varied background in banking with him and we look forward to his leadership as we continue to grow the Community Bank franchise across the tri-state area."

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.
For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.